Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference into this Amendment No. 1 on Form S-3 to the Registration Statement on Form S-1 (No. 333-178455) of FXCM Inc. of our report dated June 24, 2010, except for Note 20 as to which the date is September 3, 2010, relating to our audit of the consolidated financial statements of FXCM Inc. (prior to December 7, 2010, FXCM Holdings, LLC and Subsidiaries) for the year ended December 31, 2008 which appears in the Annual Report on Form 10-K of FXCM Inc. for the year ended December 31, 2010.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/McGladrey & Pullen, LLP

McGladrey & Pullen, LLP

New York, New York
January 24, 2012